Exhibit 2
                          THE SPORTS CLUB COMPANY, INC.
                       11100 SANTA MONICA BLVD., SUITE 300
                              LOS ANGELES, CA 90025




                                  JUNE 10, 1997




                                                                    C1670-000
VIA FACSIMILE; ORIGINAL BY COURIER

Millennium Entertainment Partners, L.P.
1995 Broadway, 3rd Floor
New York, New York  10025

Attention:  Brian J. Collins


         RE:      THE SPORTS CLUB COMPANY, INC./INVESTMENT TERMS


Dear Brian:

          Reference is made to the Letter Agreement dated March 13, 1997 (the "Letter Agreement"), pursuant to which Millennium Entertainment Partners, L.P. has agreed to acquire an equity ownership interest in the Sports Club Company, Inc. ("SCC") for an aggregate purchase price (the "Purchase Price") of ten million dollars ($10,000,000.00) as provided therein, and SCC will acquire, as part of the Purchase Price, certain interests in Reebok Sports Club/NY, Ltd. (the "Partnership"). Capitalized terms used but not defined herein shall have the meaning set forth in the Letter Agreement. The parties have agreed, notwithstanding the terms of Paragraph 14(k) of the Letter Agreement, to extend the term of the Letter Agreement and to effect the Closing on or about June 12, 1997. In addition, the Schedules delivered by SCC to Millennium pursuant to the Letter Agreement are amended as set forth in the Schedules attached hereto, and Millennium consents to the changes reflected therein.

          Except as modified, the Letter Agreement shall remain in full force and effect.

          If the foregoing is acceptable to you, please date and sign the enclosed copy of this letter and return it to me.

                                    Very truly yours,

                                    THE SPORTS CLUB COMPANY, INC.



                                    By:  /s/ John Gibbons
                                          John Gibbons, President




          Agreement and accepted this __ day of June, 1997, at New York, New
York.

                                   MILLENNIUM ENTERTAINMENT PARTNERS, L.P.

                                   By:  MILLENNIUM ENTERTAINMENT CORP.



                                   By:   /s/ Brian J. Collins
                                         Brian J. Collins,
                                         Authorized Officer